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                                                                   Exhibit 23.3

[LOGO]                                                             [LETTERHEAD]


April 10, 2000

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

BoysToys.com, Inc. (formerly Alternative Entertainment, Inc.) engaged Sporl & Welker as their independent auditor on July 21, 1998. Sporl and Welker merged into Pannell Kerr Forster effective January 1, 1999. We have read Item 3. "Changes In and Disagreements with Accountants" on Form 10-SB Amendment No. 2 of BoysToys.com, Inc. and we agree with the statements contained therein as they relate to Sporl & Welker and to Pannell Kerr Forster.


Very truly yours,



/s/ Pannell Kerr Forster
PANNELL KERR FORSTER
Certified Public Accountants
A Professional Corporation